Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

January 19, 2021	File No.: 571370-2

Clever Leaves Holdings Inc. 489 Fifth Avenue, 27th Floor, New York, New York 10017 United States

Dear Sirs/Mesdames:

Re:	Clever Leaves Holdings Inc. – Registration Statement on Form S-1

We have acted as Canadian counsel to Clever Leaves Holdings Inc., a corporation organized under the laws of the Province of British Columbia, Canada (the “Corporation”), in connection with the filing of a Registration Statement on Form S-1 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the issuance of up to an aggregate of 19,243,196 common shares without par value in the capital of the Corporation (the “Primary Shares”), which consists of (a) up to 17,900,000 common shares without par value in the capital of the Corporation (the “Warrant Shares”) issuable upon the exercise of 17,900,000 warrants (the “Warrants”), (b) up to 125,370 common shares without par value in the capital of the Corporation (the “Option Shares”) issuable on exercise of certain options of the Corporation (the “Options”), and (c) up to 1,217,826 common shares without par value in the capital of the Corporation (the “Conversion Shares”) issuable on conversion of non-voting common shares without par value in the capital of the Corporation (the “Non-Voting Shares”).

The Registration Statement also relates to the offer and sale by certain security holders of the Corporation named in the Registration Statement (the “Selling Securityholders”) of up to an aggregate of 10,394,789 common shares without par value in the capital of the Corporation (the “Resale Shares”), which consists of (a) up to 1,149,103 common shares without par value in the capital of the Corporation (the “PIPE Shares”) previously issued privately to investors, (b) up to 2,308,844 common shares without par value in the capital of the Corporation (the “Sponsor Shares”) previously issued to the sponsor and certain other founders of Schultze Special Purpose Acquisition Corp. (“SAMA”), (c) up to 4,900,000 common shares without par value in the capital of the Corporation (the “Private Warrant Shares”) issuable upon the exercise of 4,900,000 private warrants (the “Private Warrants”), (d) up to 500,000 common shares without par value in the capital of the Corporation (the “Management Shares”) previously issued to the Chief Executive Officer of the Corporation, and (e) up to 1,536,842 common shares without par value in the capital of the Corporation (the “Repayment Shares”) issuable in satisfaction of certain interest and other Obligations (“Obligations” as defined in the 2022 Convertible Notes) owing under the $27,750,000 aggregate principal amount of secured convertible notes of Clever Leaves International Inc., as guaranteed by the Corporation, due March 30, 2022 (the “2022 Convertible Notes”). The Registration Statement also relates to the offer and sale by the sponsor of the Private Warrants.

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January 19, 2021 Page 2

The Warrants (which include the Private Warrants) were issued pursuant to a warrant agreement, dated as of December 10, 2018, between SAMA and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) and an assignment, assumption and amendment agreement with respect to the Warrant Agreement dated December 18, 2020 by and among SAMA, the Corporation, and Continental Stock Transfer & Trust Company (the “Warrant Agreement Amendment”).

The 2022 Convertible Notes were most recently amended by an amendment, consent and waiver agreement No. 3 dated November 9, 2020 (the “Senior Note Amendment”) among the Corporation, Clever Leaves International Inc., GLAS Americas LLC, GLAS USA LLC and certain creditors (the “Senior Noteholders”). Pursuant to the terms of the Senior Note Amendment, the Corporation may, at its option, by giving notice in writing to the Senior Noteholders, pay any and all accrued interest and other Obligations owing under the 2022 Convertible Notes by issuing Repayment Shares to the Senior Noteholders.

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	Clever Leaves’ 2018 Omnibus Incentive Compensation Plan (the “Equity Plan”);

3.	resolutions of the director of the Corporation authorizing and approving the issuance of the Shares (the “Authorizing Resolutions”);

4.	articles of the Corporation effective as of December 17, 2020 (the “Articles”);

5.	the Warrant Agreement;

6.	the Warrant Agreement Amendment;

7.	the 2022 Convertible Notes; and

8.	the Senior Note Amendment;

collectively, the “Transaction Documents”.

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated January 19, 2021 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation (the “Certificate of Good Standing”); and

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2.	a certificate signed by the Chief Executive Officer of the Corporation dated as of the date hereof addressed to our firm, containing certain additional corporate information of a factual nature and attaching the Articles and the Authorizing Resolutions approving, among other things, the issuance of the Primary Shares and Resale Shares (the “Officer’s Certificate”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	the Officer’s Certificate continues to be accurate on the date hereof;

4.	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

5.	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

6.	that each of the Transaction Documents constitutes a legal, valid and binding obligation of the parties thereto, other than the Corporation, enforceable against each of the parties thereto in accordance with its terms; and

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7.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction.

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1.	The Warrant Shares have been authorized for issuance and when issued in compliance with the provisions of the Warrant Agreement Amendment and the Warrant Agreement, including due exercise of the warrants and the receipt by the Corporation of consideration required, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

2.	The Option Shares have been authorized for issuance and when issued in compliance with the provisions of the Equity Plan, including the receipt by the Corporation of any exercise price of the Options, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

3.	The Conversion Shares have been authorized for issuance and when issued in compliance with the Articles will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

4.	The Resale Shares, other than any Private Warrant Shares or Repayment Shares included in the Resale Shares, are validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

5.	The Private Warrant Shares have been authorized for issuance and when issued in compliance with the provisions of the Warrant Agreement Amendment and the Warrant Agreement, including due exercise of the warrants and the receipt by the Corporation of consideration required, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

6.	The Repayment Shares, once the board of directors of the Corporation has taken all necessary corporate action to authorize and approve the satisfaction of the interest and/or Obligations under the 2022 Convertible Notes by issuing the Repayment Shares and when issued in compliance with the provisions of the 2022 Convertible Notes and the Senior Note Amendment, including the receipt by the Corporation of consideration required thereunder, will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

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7.	The Corporation has the necessary corporate power and authority to enter into and perform its obligations under the Warrant Agreement Amendment and the Private Warrants granted thereunder.

8.	The Warrant Agreement Amendment and the Private Warrants have been duly authorized by the Corporation.

9.	To the extent that Applicable Laws apply to such execution and delivery: (a) the Warrant Agreement Amendment, pursuant to which the Corporation assumed the obligations under the Private Warrants, has been duly executed and delivered by the Corporation; and (b) the Warrant Agreement Amendment, and the Private Warrants granted thereunder, are a legal and valid obligation of the Corporation and the Corporation has assumed the liabilities and obligations of SAMA under the Warrant Agreement, including the Private Warrants granted thereunder.

10.	The execution, delivery, and performance of the Warrant Agreement Amendment by the Corporation does not violate the Articles nor any provincial statute or regulation in force in the Province of British Columbia or any federal statue or regulation of Canada applicable in the Province of British Columbia.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

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We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Dentons Canada LLP